Exhibit 4.3

DATED 31ST DAY OF DECEMBER 2002

BETWEEN

QIAO XING UNIVERSAL TELEPHONE, INC.

And

CENTRAL GRACE TECHNOLOGIES LTD.

And

QIAO XING HOLDINGS LIMITED

AGREEMENT FOR SALE OF THE ONE (1) ISSUED SHARE

OF QIAO XING HOLDINGS LIMITED

YUEN & PARTNERS
Solicitors
10th Floor
Chiyu Bank Building
78 Des Voeux Road Central
Hong Kong
Tel: 2815 2688
Fax: 2541 2088

Ref: 01/01/7011/01

THIS AGREEMENT is made the 31st day of December Two Thousand and Two.

BETWEEN:-

1.	QIAO XING UNIVERSAL TELEPHONE, INC., a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at Columbus Centre Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands (“the Vendor”).

2.	CENTRAL GRACE TECHNOLOGIES LTD., a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“the Purchaser”).

3.	QIAO XING HOLDINGS LIMITED, a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at TrustNet (British Virgin Islands) Limited, TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“the Company”).

WHEREAS:-

(A)	The Company is a private company limited by shares incorporated under the laws of the British Virgin Islands on 23rd day of July 1997 and has at the date hereof an authorized share capital of US$50,000 consisting of 50,000 shares of US$1.00. One (1) share of the Company has been issued and is fully paid up and held by the Vendor.

(B)	The Vendor is the beneficial and legal owners of One (1) share in the capital of the Company.

(C)	The Subsidiary is the beneficial and legal owner of all those properties and the estate right title interest property claim and demand whatsoever as described in Schedule 1 (collectively “the Property”).

(D)	As at the date of this Agreement, the bank accounts as more particularly mentioned in Schedule 2 represent all the bank accounts ever held or maintained by the Company. In Schedule 3 represent all the subsidiary companies of the Company.

(E)	The parties hereto have agreed for the sale by the Vendor to the Purchaser One (1) share of US$1.00 in the capital of the Company (“the Sale Share”) for the consideration and on the terms and conditions hereinafter appearing and the consideration shall be transferred from the Purchaser to the Vendor as set out in Clause 2 herein.

(F)	The Vendor has advanced a sum of more particularly set out in Part I of Schedule 5 (“the Advance”). The Vendor agrees to settle the Advance by an assignment of the Land Use Right in the valuation of in a sum more particularly set out in Part II of Schedule 5 and repayment of loan for one of the Vendor’s subsidiary Qiao Xing Mobile Communication Co., Ltd. by the Subsidiary in a sum more particularly set out in Part III of Schedule 5.

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(G)	The Vendor agrees to enter into a Guarantee Agreement with the Subsidiary.

(H)	The Vendor will retain the ownership of all the Excluded Assets after Completion.

NOW IT IS HEREBY AGREED AND DECLARED AS FOLLOWS :-

1.	AGREEMENT TO SELL AND PURCHASE OF THE SALE SHARE

1.1	In this Agreement, words and expressions on the left column hereunder shall bear the respective meanings on the corresponding parts on the right hand column hereunder, unless the context otherwise requires:-

“Accounts”	means the Existing Management Accounts and the Management Accounts.

“Accounts Date”	means the 31st day of December.

“Existing Management Account”	means the set of management accounts as prepared by the Company made up to 30th September 2002.

“Company”	means Qiao Xing Holdings Limited and its Subsidiary.

“Completion”	means completion of the sale and purchase of the Sale Share pursuant to this Agreement and the performance by the parties hereto of the several obligations contained in Clause 2.2 and Clause 5 hereof.

“Completion Date”	means the 1st January 2003 or such other date as the parties hereto may otherwise agree.

“Excluded Assets”	means the assets listed in Schedule 1 which are excluded from the Property to be sold to the Purchaser under this Agreement.

“Landed Properties”	means 4 pieces of land located in PRC to be sold to the Purchaser.

“Land Use Rights”	means the Land Use Right to be retained by the Vendor or its nominee situate at

“Law”	means the laws of International Business Companies Ordinance (No.8 of 1984) of the British Virgin Island.

“Patents Applications”	means the Patents Applications Nos.02357273.6, 02357276.0, 02357275.2, 02357274.4 and 02357272.8.

“PRC”	means the People’s Republic of China.

“Property”	means the property as described or mentioned in Schedule 1.

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“Registered Designs”	means the designs registered in the People’s Republic of China under registration Nos.ZL 01 3 55689.4, ZL 96 3 18927.1, ZL 94 3 01817.X, ZL 94 3 03060.9ZL 96 3 18928.X, ZL 96 3 18926.3, ZL 94 3 01815.3, ZL 98 3 27203.4, ZL 94 3 03059.5.

“Secretary”	means the Company Secretary of the Company.

“Sale Share”	is defined in Recital E.

“Subsidiary”	means (Huizhou Qiaoxing Telecommunication Industry Co. Ltd), which is a Joint Sino-Foreign Venture. The Company holds 90% of the registered capital and (“the PRC Shareholder”) holds the remaining 10% of the registered capital.

“Trademark”	means the trademarks registered in Class 9 in the People’s Republic of China No. 1399421, 1048103 and 1102537.

1.2	The Vendor shall sell and the Purchaser shall purchase the Sale Share free from all charges, mortgages, equities, liens, hypothecation, incumbrances, and any other adverse claims and interests with all the right to all dividends hereafter paid declared or made in respect thereof excluding those Excluded Assets owned by the Vendor or the Vendor’s subsidiary as set out in Schedule 1.

2.	CONSIDERATION

2.1	The consideration for the purchase of the Sale Share shall be in the sum more particularly set out in the Part IV Schedule 5 hereto which shall be paid and satisfied by the Purchaser to the Vendor in such manner also set out in the Part IV Schedule 5 hereto.

2.2	Upon Completion,

(i)	the Purchaser and the Vendor agree to execute the Share Mortgage Deed in a form annexed hereto as Appendix 1 for a charge on the Sale Share by the Purchaser to the Vendor until the Price is fully paid,

(ii)	or a date to be fixed but in any event not later than 12 months from the date of Completion, the Subsidiary shall execute an Assignment of the Landed Properties prepared by a PRC lawyer to the Purchaser or its nominee,

(iii)	the Purchaser agrees to execute the Escrow Deed in a form annexed hereto as Appendix 2 to place the Sale Share to the Escrow Agent as security for the in the sum more particularly set out in the Part V Schedule 5,

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(iv)	the Vendor and the Subsidiary and PRC Shareholder of the Subsidiary, namely to enter a Deed of Settlement of Debt in a form annexed hereto as Appendix 3,

(v)	The Purchaser and the Vendor agree to execute a Guarantee Agreement to guarantee the priority production of orders made by the Vendor for the value more particularly set out in the Part VI Schedule 5 in a form annexed hereto as Appendix 4,

(vi)	The Purchaser and the Subsidiary agree to sign a licence agreement to grant the use of the Trademarks, Patents Applications and Registered Designs to the Vendor or its nominee and to pay to the Subsidiary an annual royalty in a sum to be agreed for the use of the Trademarks for 5 years from December 2002 to December 2006 in a form annexed hereto as Appendix 5,

(vii)	or a date to be fixed but in any event not later than 12 months from the date of Completion, the Subsidiary and the Vendor or its subsidiary shall execute an Assignment of the Land Use Rights prepared by a PRC lawyer in favour of the Vendor or its subsidiary.

3.	BUSINESS ACTIVITY, ACCOUNTS AND SPECIAL AUDIT

3.1	The Purchaser shall, at its option, at any time prior to Completion be entitled to appoint its own accountants or auditors to inspect and/or study and/or audit the affairs, books, accounts, records, financial statements and any other documents of the Company.

3.2	The Vendor and the Company shall, and it is of essence of this Agreement that they shall :-

(a)	give full co-operation and assistance to the Purchaser’s accountants or auditors,

(b)	give to the Purchaser’s accountants or auditors full access to the books, accounts, records, bank statements, documents, papers and records of the Company to enable them to complete and prepare, in good time before completion, an audited report.

4.	TIME TO BE OF ESSENCE

Time in every respect shall be of essence of this Agreement.

5.	COMPLETION

5.1	Subject as hereinafter provided completion shall take place at the Hong Kong Special Administrative Region on the Completion Date between the hours of 9:00 a.m. to 5.00 p.m. or at such other place and between such other hours as may be agreed between the parties hereto.

5.2	On Completion the Vendor and the Company shall deliver and produce to the

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Purchaser :-

(a)	duly executed transfers and contract notes of the Sale Share in favour of the Purchaser and/or such person(s) as the Purchaser may direct or nominate, accompanied by the relative share certificates in respect of the Sale Share;

(b)	such shares or any documents of the Company as the Purchaser may require to enable the Purchaser and/or its representative or nominee to be registered as holders of the Sale Share;

(c)	written resolutions of the directors of the Company (as the Purchaser may require) approving and/or ratifying the entering into of this Agreement and the due performance thereof;

(d)	such written evidence as may be reasonably satisfactory to the Purchaser to prove that the directors of the Company have, before the signing of this Agreement duly made, and will, before and on completion, duly make full disclosure of their respective interests in, of or in relation to this Agreement or the transaction herein contemplated pursuant to the Law, the Articles of Association of the Company, and otherwise;

(e)	the originals as well as duly certified copies of the board resolutions of the then existing directors :-

(i)	revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

(ii)	appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as directors; and

(iii)	approving the registration of the said share transfers subject to the same being duly stamped;

(f)	the Existing Management Accounts which must show full compliance with the terms and conditions of this Agreement;

(g)	the statutory books of the Company which must be duly completed and written up to date;

(h)	all books, accounts, papers and records of the Company;

(i)	the written resignations of all the then existing directors of Company from their directorships with acknowledgements signed by each of them in a form annexed hereto as Appendix 6 to the effect that they have no claim against the Company for compensation for loss of office, fees or disbursements or otherwise whatsoever;

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(j)	the written resignations of the then existing Secretary of the Company if any to take effect on the date of completion with acknowledgements signed by each of them in a form annexed hereto as Appendix 6 to the effect that they have no claim against the Company for compensation for loss of office, fees or disbursements or otherwise whatsoever;

(k)	duly executed Share Mortgage Deed pursuant to Clause 2.2(i);

(l)	duly executed Escrow Deed pursuant to Clause 2.2(iii);

(m)	duly executed Deed of Settlement of Debt pursuant to Clause 2.2 (iv);

(n)	duly executed Guarantee Agreement pursuant to Clause 2.2(v);

(o)	duly executed Licence agreement pursuant to Clause 2.2 (vi);

(p)	all approval from the PRC authority for implementating matters arising in Clause 5.2 (a) to (o), if required.

5.3	Against compliance with the foregoing provisions the Purchaser shall pay or guarantee to pay and satisfy the balance of the Price in the manner specified in Clause 2. Also on completion the Purchaser shall deliver and produce to the Vendor :-

(a)	duly executed transfers and contract notes of the Sale Share in favour of the Vendor and/or such person(s) as the Vendor may direct or nominate, accompanied by the relative share certificates in respect of the Sale Share in accordance to the terms and conditions of the Share Mortgage Deed to be executed by the Purchaser and deposit the Sale Share to the Escrow Agent in accordance to the terms and conditions of the Escrow Deed pursuant to Clause 2.2(iii);

(b)	such waivers and/or consents and/or resolutions signed by directors as required;

(c)	duly executed Share Mortgage Deed pursuant to Clause 2.2(i);

(d)	duly executed Assignment of the Landed Properties pursuant to Clause 2.2(ii) (if any or if not adjourned pursuant to Clause 2.2);

(e)	duly executed Escrow Deed pursuant to Clause 2.2(iii);

(f)	duly executed Guarantee Agreement Pursuant to Clause 2.2(v);

(g)	all approvals from both the PRC authority and its PRC Shareholder of the Subsidiary, namely for implementating matters arising in Clause 5.3 (a) to (f), if required.

6.	EMPLOYMENT MATTERS

6.1	The Company is not bound nor accustomed to pay any moneys other than in respect of

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remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of; any director officer or employee.

6.2	The Company has no employee whose contract of employment cannot be terminated by three months’ notice.

6.3	The Company is not, and shall not be, under any obligation to the Secretary or any director of the Company for fees or any emoluments or income or compensation or any other moneys whatsoever.

6.4	The Company is not except as disclosed herein a party to :-

(i)	any agreement, arrangement or scheme (whether or not legally enforceable) for any payment in connection with retirement, death or disability to any person who is or has been a director, officer, or employee of the Company or a relative or dependent of such a person;

(ii)	any agreement, arrangement or scheme (whether or not legally enforceable) for profit sharing or for the payment to employees or bonuses or incentive payments or the like;

(iii)	any collective bargaining or procedural or other agreement with any trades union or similar association; or

(iv)	any obligations or ex-gratia arrangements to pay pensions gratuities retirement annuities and benefits periodical sums or any compensation to any person.

7.	WARRANTIES UNDERTAKINGS COVENANTS AND INDEMNITIES

7.1	The Vendor and the Company hereby represent, undertake, warrant and covenant to the Purchaser in the terms set out in Schedule 4.

7.2	The amount of any claim for breach of the representations, warranties and undertakings contained in this Agreement must be proved by the Purchaser.

7.3	The Purchaser hereby warrants that it is fully aware of the financial situation of the Subsidiary and will be fully responsible of all liabilities of the Subsidiary and repayment of the same as set out in the Accounts of the Subsidiary.

8.	DISCLOSURE

For the Purchaser’s information, the Vendor make disclosures on and the Purchaser hereby acknowledge the full knowledge of the following:

(a)	Landed Properties owned by the Subsidiary.

(b)	Land Use Rights owned by the Subsidiary.

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(c)	Subsidiary’s List of Letter of Credits as at 30th November 2002.

(d)	List of Loans as at 30th September 2002.

(e)	Sales Contract dated 16th October 2002 between Woo Young Telecom Co. Ltd and the Subsidiary.

(f)	Other Agreements, being 6 purchase orders.

(g)	Subsidiary’s consolidated account.

(h)	Subsidiary’s account in respect of the mobile business only.

9.	DEFAULT BY VENDOR

If the Vendor shall otherwise than by reason of the default of the Purchaser fail to complete the sale of the Sale Share, to the Purchaser hereunder on the Completion Date, the Vendor shall forthwith (in addition and without prejudice to any other rights or remedies available to the Purchaser) return to the Purchaser, the deposit and all or any part of the Price paid by the Purchaser pursuant to Clause 2. The provisions hereof shall not preclude the Purchaser from obtaining an order for specific performance and/or damages in lieu of or in addition to the remedies provided herein.

10.	DEFAULT BY PURCHASER

If the Purchaser shall otherwise than by reason of the default of Vendor fails to complete the purchase of the Sale Share from Vendor hereunder on Completion, the Vendor shall be entitled to obtain an order for specific performance and/or damages in lieu of or in addition to the remedies provided herein.

11.	TERMINATION BY THE PURCHASER

In addition to any other rights and remedies (under this Agreement or otherwise) which the Purchaser may have to terminate or rescind this Agreement, the Purchaser may, at its option, terminate this Agreement by notice in writing to the Vendor if :-

(a)	the Vendor shall fail to complete the sale in accordance with the terms of this Agreement, or

(b)	the Vendor and/or the Company (or any of them) shall be in breach of Clauses 3, 5, 6 or 7 or any part thereof, or

(c)	the Vendor and/or the Company (or any of them) being in material breach of any of the material obligations on their part or on the part of any of them under this Agreement, or

(d)	any of the Vendor and/or the Company shall become bankrupt or go into liquidation (as the case may be) or shall commit any act of bankruptcy or any

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proceeding or resolution shall be passed for the winding up of the Company, or any of the Vendor and/or the Company shall otherwise become insolvent or unable to pay his debts, or a trustee in bankruptcy or receiver or liquidator or similar officer shall be appointed in respect of any of the Vendor and/or the Company and/or any of their assets, or any of the Vendor and/or the Company shall suffer his assets or any significant part thereof to be seized or levied on execution or other process or proceedings.

12.	TERMINATION BY THE VENDOR

In addition to any other rights and remedies (under this Agreement or otherwise) which the Vendor may have to terminate or rescind this Agreement, the Vendor may, at their option, terminate this Agreement by notice in writing to the Purchaser if :-

(a)	the Purchaser shall default in payment of the Price in accordance with Clause 2, or

(b)	The Purchaser shall become bankrupt or commit any act of bankruptcy or go into liquidation (as the case may be) or shall otherwise become insolvent or a trustee in bankruptcy or similar officer shall be appointed in respect of the Purchaser or the Purchaser shall suffer his assets or any significant part thereof to be seized or levied on execution or other process or proceedings, or

(c)	the Purchaser shall be in material breach of any material obligation under this Agreement and/or any other written agreement (if any) between the parties hereto then existing or subsisting.

Upon the Vendor terminate or rescind this Agreement, the Vendor may exercise the rights given in Share Mortgage Deed to recover all loss or damages incurred.

13.	OTHER PROVISIONS ON REMEDIES

Nothing in this Agreement precludes either the Vendor or the Purchaser from bringing an action and/or obtaining a decree for specific performance either in lieu of damages or in addition thereto.

14.	LIABILITIES OF THE PARTIES

The obligations of the Vendor and the Company under this Agreement shall be joint and several, and accordingly, every obligation agreement, acknowledgement, representation, undertaking, warranty and/or covenant on the part of the Vendor and the Company jointly and severally.

15.	OBLIGATION TO PROCURE

Where any party hereto is required under this Agreement to procure a particular matter or thing in relation to the Company, such obligation shall be deemed to include (but not limited to) an obligation to exercise his powers both as an owner (legal or beneficial) of the registered capital of the Company or any part thereof and (as the case may be) as the

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director of the Company.

16.	PROPER LAW

This Agreement for all purposes shall be governed by and construed in accordance with the laws of Hong Kong.

17.	SEVERABILITY

Any part of this Agreement which may be held illegal, invalid or unenforceable shall be deemed to be severed from this Agreement and does not affect the legality, validity or enforceability of the rest of this Agreement.

18.	FURTHER ASSURANCE

Each party hereto shall execute and perform, or procure the execution and performance of, such further documents and acts as may from time to time be required to make this Agreement fully and legally effective, binding and enforceable, or to perfect the intention of the parties hereto.

19.	NO WAIVER

No failure by any party hereto to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy consequent upon the breach thereof shall constitute a waiver of such breach or any subsequent breach of such term and condition of this Agreement. A breach, default, alteration or modification under or of this Agreement shall only be waived or effected in writing by the party against whom such alleged waiver, alteration or modification is sought to be enforced.

20.	CUMULATIVE RIGHTS

All rights and remedies of the parties hereto under this Agreement are in addition to and without prejudice to each other and to all other rights and remedies available to them under any statute, at law or in equity.

21.	CONFIDENTIALITY

Each of parties hereto undertake to each other that they will not at any time hereafter use or divulge or communicate to any person other than to their respective officers or employees or solicitors/accountants whose province it is to know the same or on the instructions of the board of directors of the Company any confidential information concerning the business, accounts, finance or contractual arrangement or other dealings, transactions or affairs of the Company which may come to their knowledge and they shall use their best endeavors to prevent the publication or disclosure of any confidential information concerning such matters.

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22.	SURVIVAL OF THE PROVISIONS OF THIS AGREEMENT

All provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding completion except in respect of those matters then already performed or observed.

23.	ASSIGNABILITY

This Agreement is personal to the parties hereto, and accordingly, unless the parties hereto shall otherwise agree in writing, none of the benefits or rights hereunder may be assigned.

24.	COSTS AND EXPENSES

24.1	Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby except as otherwise provided herein.

24.2	All stamp duty and additional stamp duty chargeable on the instruments of transfer and contract notes mentioned in Clause 5 shall be borne by the Purchaser.

25.	NOTICES

Any notice required to be given hereunder may, without prejudice to other means of service, be given by telex or facsimile transmission or by sending the same through the post via pre-paid envelope (airmail in the case of an overseas address) addressed to the party concerned at his address above stated or any other address notified (and expressed to be so notified) to the other parties for the purposes of this Clause and any notice so given shall be deemed to have been served on the second (2nd) day after the day on which it is posted in the case of local mail or on the day of transmission if given by telex or facsimile transmission and on the fifth (5th) day after the day on which it is posted in the case of airmail. In proving service by mail it will be sufficient to prove that the envelope containing the notice was duly stamped, addressed and posted as aforesaid.

26.	INDEPENDENT LEGAL ADVICE

26.1	The parties hereto hereby declared and confirmed that they have taken full and independent legal advice before the signing of this Agreement.

26.2	The Purchaser expressly acknowledges that Messrs. Yuen & Partners is acting for the Vendor and the Company only. The Purchaser has been fully advised to seek independent legal advice and to seek independent professional advice to verify all matters set out in this Agreement.

27.	INTERPRETATION AND CONSTRUCTION

27.1	The Schedules and Annexures (if any) hereto form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and Annexures hereto and any variation or supplement hereof.

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27.2	Unless the context otherwise requires, in this Agreement :-

(a)	reference to any legislation or subordinate legislation shall include any legislation or subordinate legislation which amends or replaces it;

(b)	a body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that other body corporate; and

(c)	words importing the singular number shall include the plural number and vice versa and words importing one gender shall include every other gender.

27.3	References to Recitals, Clauses, Schedules and Appendixes are to Recitals, Clauses, Schedules and Appendixes of this Agreement.

27.4	Headings and the index or table of contents are for convenience only and shall not affect the interpretation or construction of this Agreement in any way.

27.5	In construing this Agreement:-

(a)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

27.6	If any of the date or dates stipulated for payment herein or if the Completion Date shall otherwise fall on a day which is not a business day (defined as a day on which licensed banks are opened for business in Hong Kong) or shall fall on a day on which typhoon signal No.8 or above or Black rainstorm signal is hoisted in Hong Kong at any time during business hours such date or dates for payment or the Completion Date (as the case may be) shall automatically be postponed to the next business day.

27.7	The expressions “the Vendor” and/or “the Purchaser” wherever used shall (if the context so permits or requires) in the case of individuals include the persons specifically named and their executors and administrators and in the case of a company or corporation include the company or corporation specifically named and its successors and in the case of persons holding as tenants in common include the persons specifically named and any of them and their respective executors and administrators and in the case of the persons holding as joint tenants include the persons specifically named and the survivors or survivor of them and the executors and administrators of such survivor.

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SCHEDULE 1

(Recital C)

The Property

All properties owned by the Subsidiary in the People’s Republic of China, including but not limited to:

(i)	Factory and equipment

(ii)	Accounts Receivables as per the Existing Management Account

(iii)	Trademarks

(iv)	Registered Designs & Patents Applications

(i)	Landed Properties

Excluded Assets

The following businesses and assets of the Subsidiary in the PRC:

(ii)	Land Use Rights

(iii)	Fixed line telephone sales network

(iv)	Mobile telephones business including but not limited to the research and development department and manufactory

(v)	Die Cast Moulds

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SCHEDULE 2

(Recita1 D)

Bank accounts of the Company

Name of Bank	Account Number	Type of Account	Balance

Nil

SCHEDULE 3

(Recital D)

Subsidiary Companies of the Company

Name	Registered Capital	Percentage held by the Company

(Huizhou Qiaoxing	35,000,000	90
Telecommunication Industry Co. Ltd.)

SCHEDULE 4

REPRESENTATIONS UNDERTAKINGS WARRANTIES AND COVENANTS BY THE VENDOR AND THE COMPANY UNDER CLAUSE 7

1.	CAPACITY OF THE VENDOR AND THE COMPANY

1.1	The Vendor and the Company have the requisite power and authority to enter into and perform this Agreement.

1.2	This Agreement constitutes binding obligations of the Vendor and the Company in accordance with its terms.

1.3	The execution and delivery of, and the performance by the Vendor, the Company of its

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obligations under, this Agreement will not result in a breach of any provision of the memorandum and/or articles of association of the Company,

1.4	The Vendor is the beneficial owner of one share of and in the Company (i.e. the Sale Share) which is the entire issued share capital of and in the Company and that the Sale Share is, and will throughout the subsistence of this Agreement remain free from all mortgages charges, liens, encumbrances, equities and any other adverse claims and interests.

2.	THE EXISTING SHARE CAPITAL

2.1	No Share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company since the Accounts Date.

2.2	Before completion and full repayment of the Price, the Company shall not in any way alter its share capital (nominal, issued or otherwise) and shall not issue or allot any shares and shall not, except pursuant to the terms and conditions of this Agreement, register any transfer of shares in the Company.

3.	INFORMATION

After making due and careful enquiries by the Purchaser there is no fact or matter which has not been disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares or the price at or terms upon which the Purchaser would be willing to purchase them.

4.	THE ACCOUNTS

4.1	The Accounts are true and accurate in all respects and show a true and fair view of the financial position of the Company as at the date or period to which the Accounts relate and the Accounts accurately set out the assets and liabilities of the Company and the respective amounts thereof as at the date shown therein. The Accounts have been prepared in accordance with good accounting practices generally accepted and principles and consistently applied.

4.2	The Accounts as at the Accounts Date :-

(i)	comply with all requirements set out by relevant prevailing laws or regulations;

(ii)	are accurate in all respects; and

(iii)	have been prepared on a recognized and consistent basis and in accordance with generally accepted accounting principles and practices.

5.	CONTRACTS AND COMMITMENTS

No threat or claim of default, under any agreement, instrument or arrangement to which

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the Company is a party has been made and is outstanding against it and there is nothing whereby any such agreement, instrument or arrangement may be prematurely terminated or rescinded by any other party.

6.	LITIGATION

The Company is not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against the Company are pending, threatened or expected and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against the Company or any director of the Company in respect of any act or default for which the Company might be vicariously liable.

7.	TAX

The Company has kept sufficient records relating to past events to calculate the tax liability or relief which would arise on any disposal or realization of any asset owned by the Company before completion.

8.	INSOLVENCY

8.1	No receiver or other encumbrancer has been appointed of the whole or any part of the assets or undertaking of the Company.

8.2	No petition has been presented, no order made and no resolution passed or any other action taken for the winding-up or dissolution of the Company.

8.3	No unsatisfied judgment are outstanding against the Company.

9.	BOOKS AND RECORDS

The records, statutory books and books of account of the Company are and shall up to completion be duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are and shall up to completion be in its possession or under its control and all accounts, documents and returns required to be delivered or made to any governmental authority have been and shall up to completion be duly and correctly delivered or made.

10.	COMPLIANCE WITH LEGAL REQUIREMENTS

(i)	All corporate or other documents required to be filed or registered in respect of the Company with the Registrar of Companies in the British Virgin Islands in accordance with the International Business Act have been duly filed as appropriate.

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(ii)	The statutory books and minute books of the Company have been properly written up and the Company has not received any application or request for rectification of the Register and compliance has been made with all other legal requirements concerning the Company and all issues of shares, debentures or other securities thereof.

(iii)	Copies of the Memorandum and Articles of Association of the Company (having attached thereto copies of all such resolutions as are by law required to be attached thereto) have been supplied to the Purchaser and are complete and accurate in all respects and all legal and procedural requirements and other formalities concerning the said Memorandum and Articles of Association have been duly and properly complied with.

11.	MISCELLANEOUS

(i)	Since the Accounts Date the Company has carried on its business in the ordinary course so as to maintain the same as a going concern.

(ii)	No alteration has been made to the Memorandum or Articles of Association of the Company which has not been disclosed to the Purchaser and (save as expressly provided therein) no such alteration will be made pending Completion without the prior written consent of the Purchaser.

(iii)	That the entire issued share capital of the Company is fully paid.

(iv)	All information relating to the Company and to the Vendor which is known or which would on reasonable enquiry be known to the Vendor and which would materially affect a purchaser or subscriber for value of shares of the Company has been disclosed to the Purchaser.

~Page 17~

SCHEDULE 5

PART I

(Recital (F))

“Advance”

“Advance” means RMB 244,532,675 loan from the Vendor to the Subsidiary

PART II

(Recital (F))

“Valuation”

Valuation of the assignment of the Land Use Right is RMB198,000,000.

PART III

(Recital (F))

“Repayment of Loan”

Repayment of loan for one of the Vendor’s subsidiary Qiao Xing Mobile Communication Co., Ltd. by the Subsidiary is in the sum of RMB80,000,000.

PART IV
(Clause 2.1)

“Consideration”

The Consideration for the purchase of the Sale Share shall be the sum of RMB163,000,000 (“the Price”), which shall be payable as follows :-

(i)	RMB1,000,000 will be paid on or before 31st December 2002;

(ii)	RMB9,000,000 will be paid within 4 months from Completion;

(ii)	RMB153,000,000 will be funded by the Vendor secured by issuing a Share Mortgage Deed and secured by the Sale Share with the repayment dates as follows (“the timetable”) :-

~Page 18~

Particulars

Date of Repayment	Repayment Amount (RMB)
1st December 2003	38,000,000
1st December 2004	38,000,000
1st December 2005	38,000,000
1st December 2006	39,000,000

TOTAL	153,000,000

Summary

Description	RMB	RMB
Price		163,000,000
Cash payable on or before 31st December 2002	1,000,000
Cash payable within 4 months from Completion	9,000,000
Loan from Vendor	153,000,000

		163,000,000

PART V

(Clause 2.2)(iii)

“Security for Escrow Deed”

Purchaser to execute the Escrow Deed in a form annexed hereto as Appendix 2 to place the Sale Share to the Escrow Agent as security for the loan of RMB163,000,000 as mentioned in Part III Schedule 17 herein.

PART VI

(Clause 2.2)(iv)

“Guarantee Priority Production”

The Purchaser and the Vendor agree to execute a Guarantee Agreement to guarantee the priority production of orders made by the Subsidiary for the value of RMB 50,000,000.

~Page 19~

As witness the hands of the parties hereto the day and year first above written.

SIGNED BY the Vendor by its director	)
)
(Holder of	)
No. ) in the presence of :-)

SIGNED BY the Purchaser by its director	)
Jamie Lyn FU (Holder of Australian Passport	)
No.L9175429) in the presence of :-)

SIGNED BY the Company by its director	)
)
(Holder of	)
No. ) in the presence of :-)